UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 10, 2014

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

Corinthian Colleges, Inc. (the “Company,” “Corinthian,” “we,” “us” or other similar terms) entered into a Forbearance and Consent Agreement (the “Forbearance”) dated as of October 10, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto (the “Lenders”) and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent (“Agent”). The Forbearance was entered into in connection with the Company’s Credit Facility among the same parties dated May 17, 2012 (as previously amended, the “Credit Agreement”).

Pursuant to the Forbearance, the Lenders agreed to temporarily forbear from the exercise of certain remedies available to them under the Credit Agreement with respect to certain specified defaults (the “Specified Defaults”), for a period (the “Forbearance Period”) ending on the earlier of (i) December 31, 2014; (ii) the occurrence of an event of default due to the commencement or consent by the Company of an insolvency proceeding or the inability of the Company to pay its debts as they come due, or (iii) the occurrence of an event of default under the Credit Agreement other than a Specified Default or the failure of the Company to comply with the terms of the Forbearance or breach any representation or warranty set forth therein. The “Specified Defaults” consist of the Company’s failure to make a mandatory prepayment of the loans and/or cash collateralize certain acceptances and letter of credit obligations under the Credit Agreement by September 30, 2014, and the failure of the Company to repay the loans and cash collateralize certain acceptances and letter of credit obligations in accordance with the terms of the Credit Agreement. In the Forbearance, the Lenders agree, with respect to the Specified Defaults, not to (a) commence any judicial or non-judicial enforcement proceedings against the Company; (b) commence any foreclosure, enforcement or levy against or seizure or transfer of any or all of the Company’s assets; (c) accelerate the repayment of any portion of the unpaid principal amount of outstanding loans or any accrued interest thereon or any other amounts payable under the Credit Agreement; and (d) demand that the Company cash collateralize its letter of credit obligations under the Credit Agreement. The Lenders expressly reserve the right to exercise all rights and remedies under the Credit Agreement and other loan documents and applicable law upon the expiration of the Forbearance Period.

In addition, pursuant to the terms of the Forbearance, (i) the Lenders agreed to continue to issue letters of credit in accordance with the terms of the Credit Agreement; (ii) the Lenders and the Company agreed that the Lenders’ loan commitments under the Credit Agreement are terminated as of the date of the Forbearance; (iii) the Company agreed to make a repayment of outstanding principal under the Credit Agreement in the amount equal to the proceeds received by the Company in connection with the sale of its QuickStart information technology corporate training business (which closed on September 26, 2014 for a purchase price of $3 million less a working capital adjustment of approximately $250,000); (iv) the Company agreed to repay outstanding borrowings under the Credit Agreement in the amount of $5,000,000 on October 23, 2014 and $2,000,000 on November 21, 2014; (v) the Company agreed to apply any excess funds distributed from the reserve account established pursuant to the Operating Agreement entered into with the U.S. Department of Education (the “Department”) to repay outstanding borrowings under the Credit Agreement; (vi) the Company agreed to have any letter of credit liabilities related to assets it may sell assumed by the purchaser of such assets, and shall submit to the Lenders, by October 31, 2014, a plan to reduce the remaining letter of credit liability under the Credit Agreement; (vii) the Lenders consented to the Company’s sale of its owned parcels of real property located in Tampa, Florida and Thornton, Colorado; and (viii) the Company agreed to deposit all proceeds from any real property sales into a separate bank account that would be subject to a control agreement in favor of Agent that contains solely non-Federal Title IV financial aid funds, and to apply such proceeds solely in a manner consistent with the cash flow forecast delivered by the Company to the Lenders on October 2, 2014.

The foregoing summary of the Forbearance is a summary only and is qualified in its entirety by reference to the Forbearance, which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 9.01      Financial Statements and Exhibits

(d)     Exhibits.

10.1

Forbearance and Consent Agreement, dated as of October 10, 2014, by and among the Company, Everest Colleges Canada, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Domestic Administrative Agent and Canadian Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

October 16, 2014	/s/ Stan A. Mortensen
Stan A. Mortensen
Executive Vice President &
General Counsel

4